Exhibit 10.49
TRIDENT MICROSYSTEMS, INC.
CHANGE OF CONTROL POLICY FOR
NON-EXECUTIVE OFFICERS AND EMPLOYEES
     1. Purpose and Eligibility
          1.1 Purpose. This Trident Microsystems, Inc. Change of Control Policy for Non-Executive Officers and Employees (“Policy”) is effective as of December 15, 2010. The purpose of this Policy is to encourage the continued dedication of Trident Microsystems Inc.’s (“Company”) employees notwithstanding the possibility or occurrence of a Change in Control (as defined below).
          1.2 Eligibility. This Policy applies only to non-executive officers and employees of the Company Group (employees at or below the level of Senior Vice President). This Policy does not apply to any executive officers or employees of the Company Group who are covered by the Company’s Amended and Restated Executive Retention and Severance Plan. Employees covered by this Policy are referred to hereafter as an “Eligible Employee” or “Eligible Employees.”
      2. Definitions
          As used in this Policy:
               (a) “Annual Target Bonus Rate” means an amount equal to the aggregate of all annual incentive bonuses that would be earned by the Eligible Employee at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Eligible Employee was participating for the fiscal year of the Company in which the Eligible Employee’s Termination occurs. For this purpose, annual incentive bonuses shall not include signing bonuses or other nonrecurring cash incentive awards.
               (b) “Base Salary Rate” means the greater of the Eligible Employee’s (i) monthly base salary rate in effect immediately prior to his/her Termination, or (ii) monthly base salary rate in effect immediately prior to a Change in Control, in either case without giving effect to any reduction in the Eligible Employee’s base salary rate that constitutes a Good Reason. For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.
               (c) “Cause” means the occurrence of any of the following: (1) the Eligible Employee’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company Group (as defined below); (2) the Eligible Employee’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group; (3) the Eligible Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, the Eligible Employee’s improper use or disclosure of the confidential or proprietary information of a member of the Company Group); (4) any intentional act by the Eligible Employee which has a material detrimental effect on the reputation or business of a member of the Company Group; (5) the Eligible Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of, and a reasonable opportunity to cure, such failure or inability; (6) any material breach by the Eligible Employee of any agreement between the Eligible Employee and a member of the Company Group; or (7) the Eligible Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Eligible Employee’s ability to perform his or her duties for a member of the Company Group.
               (d) “Change in Control” means the occurrence of any of the following:
                    (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of stock of the Company representing more than percent (50%) of the total combined voting power of the Company’s then-outstanding stock entitled to vote generally in the election of directors;
                    (2) the Company is party to a merger or consolidation which results in the holders of the voting stock of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the stock entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;
                    (3) the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or
                    (4) a change in the composition of the Company’s Board of Directors (the “Board”) within any consecutive 12-month period as a result of which fewer than a majority of the directors are Incumbent Directors;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (1) or (2) of this Section in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of directors who were members of the Board immediately prior to consummation of such transaction. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
               (e) “Change in Control Period” means a period commencing upon the consummation of a Change in Control and ending on the date occurring eighteen (18) months thereafter.
               (f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.
               (g) “Company” means Trident Microsystems, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the terms and provisions of this Policy or a Successor that otherwise becomes bound by operation of law to this Policy.
               (h) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.
               (i) “Disability” means an Eligible Employee’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
               (j) “Equity Award” means any stock option, restricted stock, restricted stock units, performance shares, performance units or other stock-based compensation award granted by the Company or any other Company Group member to an Eligible Employee, including any such award which is assumed by, or for which a replacement award is substituted by, the Company’s successor or any other member of the Company Group in connection with a Change in Control.
               (k) “Good Reason” means the occurrence of any of the following conditions without the Eligible Employee’s written consent, which condition(s) remain(s) in effect thirty (30) days after written notice to the Company from the Eligible Employee of such condition(s) and which notice must have been given within ninety (90) days following the initial occurrence of such condition(s):
                    (1) a material diminution in the Eligible Employee’s authority, duties or responsibilities, causing the Eligible Employee’s position to be of materially lesser rank or responsibility within the Company or an equivalent business unit of its parent, as measured against the Eligible Employee’s authority, duties or responsibilities immediately prior to (A) such diminution, or (B) a Change in Control;
                    (2) a material decrease in the Eligible Employee’s Base Salary Rate or Annual Target Bonus Rate (subject to applicable performance requirements with respect to the actual amount of the Annual Target Bonus Rate earned and paid), other than any such material decrease that occurs in connection with a decrease that is imposed on all employees of the Company Group at the time of such decrease; or

                    (3) the relocation of the Eligible Employee’s work place for the Company Group to a location that increases the regular commute distance between the Eligible Employee’s residence and work place by more than thirty (30) miles (one-way).
In the event that an Eligible Employee continues his/her employment with the Company for a period of one hundred eighty (180) days or more following the occurrence of any condition constituting Good Reason, such condition shall no longer constitute Good Reason.
               (l) “Incumbent Director” means a director who either (1) is a member of the Board as of the Effective Date, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
               (m) “Performance-Based Equity Award” means an Equity Award granted to an Eligible Employee prior to any Change in Control, the vesting or earning of which is conditioned in whole or in part upon the achievement of one or more performance goals (e.g., the attainment of a target stock price or achievement of a corporate financial goal), notwithstanding that the vesting or earning of such Equity Award may also be conditioned upon the continued performance of services by the Eligible Employee for the Company Group.
               (n) “Separation Agreement and Release” means a separation agreement in a form satisfactory to the Company Group, which agreement includes a general release of all known and unknown claims against the Company Group and their affiliated persons and entities.
               (o) “Section 409A” means Section 409A of the Code and any applicable regulations and other administrative guidance promulgated thereunder.
               (p) “Section 409A Deferred Compensation” means compensation and benefits provided by the Policy that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.
               (q) “Separation from Service” means a separation from service within the meaning of Section 409A.
               (r) “Service-Based Equity Award” means an Equity Award granted to an Eligible Employee prior to any Change in Control, the vesting or earning of which is conditioned solely upon the continued performance of services by the Eligible Employee for the Company Group.
               (s) “Specified Employee” means a specified employee within the meaning of Section 409A.
               (t) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

               (u) “Termination” means the termination of an Eligible Employee’s employment by a member of the Company Group, or a resignation by an Eligible Employee from all employment with the Company Group.
               (v) “Termination Upon a Change in Control” means the occurrence of any of the following events during the Change in Control Period:
                    (1) a Termination of the Eligible Employee by the Company for any reason other than Cause; or
                    (2) the Eligible Employee’s resignation for Good Reason from all capacities in which the Eligible Employee is then rendering service to the Company Group, provided that such resignation occurs no later than one hundred eighty (180) days following the initial occurrence of the condition constituting Good Reason.
A Termination Upon a Change in Control will not include any Termination which is (i) for Cause, (ii) a result of the Eligible Employee’s death or Disability, or (iii) a result of the Eligible Employee’s voluntary termination of employment other than for Good Reason.
     3. Treatment of Equity Awards Upon a Change in Control
          3.1 Acceleration of Vesting Upon Non-Assumption of Service-Based Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing a Service-Based Equity Award, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), does not assume or continue the Company’s rights and obligations under the then-outstanding Service-Based Equity Award or substitute for such Service-Based Equity Award a substantially equivalent equity award for the Acquiring Corporation’s stock, then the vesting and exercisability of such Service-Based Equity Award which is not assumed, continued or substituted for shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change in Control, provided that the Eligible Employee remains an employee or other service provider with the Company Group immediately prior to the Change in Control.
          3.2 Acceleration of Vesting of Performance-Based Equity Awards. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing a Performance-Based Equity Award, in the event of a Change in Control, the vesting and exercisability of such Performance-Based Equity Awards shall be accelerated in full immediately prior to but conditioned upon the consummation of the Change in Control (assuming for the purpose of determining the extent of such acceleration, if applicable, that one hundred percent (100%) of the target level of performance has been achieved), provided that the Eligible Employee remains an employee or other service provider with the Company Group immediately prior to the Change in Control.
The provisions of this Section 3 with respect to all benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A and Section 6.2 below.

     4. Accelerated Vesting of Equity Awards Following A Termination Upon A Change in Control
          In the event of an Eligible Employee’s Termination Upon a Change in Control, and provided that the Eligible Employee executes the Separation Agreement and Release applicable to such Eligible Employee and such Release becomes effective in accordance with its terms within 60 days following the Eligible Employee’s Termination Upon a Change in Control, and notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Equity Award granted to the Eligible Employee, the Eligible Employee’s outstanding Equity Awards which were not otherwise accelerated pursuant to Section 3 shall be accelerated in full effective as of the date on which the Release becomes effective so that each Equity Award held by the Eligible Employee shall be immediately exercisable and fully vested (and, in the case of Restricted Stock Units, performance shares, performance units and similar stock-based compensation, shall be settled in full), as of the date on which the Release becomes effective (provided, however, that with respect to Section 409A Deferred Compensation, the effective date of the vesting and settlement shall be the date which is sixty (60) days following the Eligible Employee’s Termination Upon a Change in Control).
The provisions of this Section 4 with respect to all benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A and Section 6.2 below.
     5. Other Termination
          In the event of an Eligible Employee’s Termination other than a Termination Upon a Change in Control, he/she shall not be entitled to any accelerated vesting of Equity Awards or other benefits pursuant to this Policy.
     6. Certain Federal Tax Considerations
          6.1 Federal Excise Tax Under Section 4999 of the Code.
               (a) Treatment of Excess Parachute Payments. In the event that any payment or benefit received or to be received by an Eligible Employee pursuant to this Policy or otherwise payable to the Eligible Employee (collectively, the “Payments”) would subject the Eligible Employee to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Code or any similar or successor provision (“Section 280G”), then, notwithstanding the other provisions of this Plan, the amount of such Payments will not exceed the amount which produces the greatest after-tax benefit to the Eligible Employee.
               (b) Determination of Amounts. All computations and determinations called for by this Section 6.1 shall be promptly determined and reported in writing to the Company and the Eligible Employee by independent public accountants or other independent advisors selected by the Company and reasonably acceptable to the Eligible Employee (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Eligible Employee and the Company. For the purposes of such determinations, the

Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Eligible Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.
          6.2 Compliance with Section 409A. Notwithstanding any other provision of the Policy to the contrary, the provision, time and manner of distribution of all benefits provided by the Policy that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:
               (a) Separation from Service. Benefits constituting Section 409A Deferred Compensation otherwise provided pursuant to Sections 3 or 4 upon an Eligible Employee’s Termination shall be provided only at the time of a Termination of the Eligible Employee’s employment which constitutes a Separation from Service.
               (b) Six-Month Delay Applicable to Specified Employees. Benefits constituting Section 409A Deferred Compensation to be provided pursuant to Sections 3 or 4 pursuant to the Separation from Service of an Eligible Employee who is a Specified Employee shall be paid or provided commencing on the later of (1) the date that is six (6) months and one (1) day after the date of such Separation from Service or, if earlier, the date of death of the Eligible Employee (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be provided in accordance with Section 3 or 4, as applicable. All such benefits that would, but for this Section 6.2(b), be provided prior to the Delayed Payment Date shall be accumulated and provided on the Delayed Payment Date.
               (c) Equity Awards. The vesting of any Equity Award which constitutes Section 409A Deferred Compensation and is held by an Eligible Employee who is a Specified Employee shall be accelerated in accordance with Section 3 or 4 to the extent applicable; provided, however, that the payment in settlement of any such Equity Award shall occur on the Delayed Payment Date. Equity Awards which vest and become payable upon a Change in Control in accordance with Section 3 shall not be subject to this Section.
     7. No Contract of Employment
          Nothing contained in this Policy shall alter the “at-will” employment relationship between the Eligible Employee and the Company. Accordingly, either the Eligible Employee or the Company may terminate their employment relationship at any time, with or without cause, and with or without notice.
     8. Termination and Amendment of Policy
          This Policy may be amended or terminated by the Company at any time, provided that no such amendment or termination may adversely affect the rights of any Eligible Employee under any then outstanding Equity Award subject to this Policy without the consent of the affected Eligible Employee, unless such amendment or termination is deemed by the Company to be necessary or advisable to comply with applicable law.

     9. Administration
           This Policy shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Policy, to construe and interpret the Policy, and to decide all questions of fact, interpretation, definition, computation or administration arising in connection with the Policy. The rules, interpretations and other actions of the Committee shall be binding and conclusive on all persons.
     10. Tax Withholding
          All benefits provided pursuant to this Policy will be subject to withholding of applicable income and employment taxes.